SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYBERDEFENDER CORPORATION
(Exact name of registrant as specified in its charter)

California	65-1205833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

617 West 7th Street, Suite 401 Los Angeles, California	90017
(Address of principal executive offices)	(Zip Code)

CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan
(Full title of the plan)

Gary Guseinov, Chief Executive Officer 617 West 7th Street, Suite 401 Los Angeles, California 90017
(Name and address of agent for service)

(213) 689-8631
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	1,500,000	$2.76	$4,140,000	$231.02
TOTAL	1,500,000	$2.76	$4,140,000	$231.02

(1) This registration statement shall also cover any additional shares of common stock which become issuable under this CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the registrant’s common stock as reported by the Over-The-Counter Bulletin Board on June 16, 2009.

(3) Calculated pursuant to General Instruction E on Form S-8.

GENERAL INSTRUCTION E INFORMATION

This registration statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a registration statement of the registrant on Form S-8 relating to the same employee benefit plan is effective.

The contents of the registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on August 9, 2007 (File No. 333-145256) are hereby incorporated by reference.

Item 8.	Exhibits.

5.	Opinion regarding legality (including consent)*
10.1	CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan(1)
10.2	Amendment to CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan dated June 17, 2009*
23.	Consent of KMJ Corbin & Company LLP*

*Filed herewith.
(1) Incorporated by reference from the registrant’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on November 3, 2006 as file number 333-138430.

Item 9.	Undertakings

(a)           The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be deemed to be the initial bona fide offering thereof;

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           The undersigned registrant hereby undertakes that, for puposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(s) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be th initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 19th day of June 2009.

CYBERDEFENDER CORPORATION

By:	/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer

By:	/s/ Kevin Harris
Kevin Harris, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

June 19, 2009

/s/ Gary Guseinov
Gary Guseinov
Chief Executive Officer and director

June 19, 2009

/s/ Kevin Harris
Kevin Harris
Chief Financial Officer and director

June 19, 2009

/s/ Igor Barash
Igor Barash
Director

June 19, 2009

/s/ Bing Liu
Bing Liu